Exhibit 10.8
EXECUTION VERSION

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
FULTON SEAFOOD MARKET, LLC
(a Delaware limited liability company)
THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR OTHER SIMILAR FEDERAL OR STATE STATUTES OR AGENCIES IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES. THE SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION OF ANY INTEREST IS RESTRICTED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE OR OTHER DISPOSITION MAY BE CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND OTHER APPLICABLE FEDERAL OR STATE STATUTES. BY ACQUIRING THE INTERESTS REPRESENTED BY THIS AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS INTEREST IN THE COMPANY WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS AGREEMENT.
Effective as of August 11, 2022

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6.2	Regulatory Allocations	20
6.3	Curative Allocations	21
6.4	Tax Allocations; Code Section 704(c)	21
6.5	Other Allocation Rules	22

ARTICLE 7 MANAGEMENT OF THE COMPANY		22
7.1	Control and Management by Managing Member	22
7.2	Powers and Duties of Managing Member	23
7.3	Limitations on Power and Authority of the Managing Member	23
7.4	Annual Operating Budgets	23
7.5	Complete Control	24
7.6	Officers	24
7.7	Agreements	24
7.8	Member Representatives	25
7.9	Other Matters Concerning the Managing Member	26

ARTICLE 8 BOOKS AND RECORDS; ANNUAL REPORTS; TAX MATTERS		26
8.1	Books of Account	26
8.2	Availability of Books of Account	27
8.3	Reports and Statements	27
8.4	Accounting Expenses	27
8.5	Cash Account	27
8.6	Tax Audit Person	27
8.7	Tax Elections	30

ARTICLE 9 SALE OR TRANSFER OF INTERESTS		31
9.1	General	31
9.2	Permitted Transfers by the Members	31
9.3	Restraining Order; Specific Performance	33

ARTICLE 10 DEFAULT, WINDING UP AND TERMINATION		34
10.1	Causes of Winding Up and Termination	34
10.2	Liquidation	35
10.3	Distributions in Kind	35

ARTICLE 11 MISCELLANEOUS PROVISIONS		35
11.1	Notices	35
11.2	Execution and Counterparts	36
11.3	Governing Law, Successors, Severability	36
11.4	Entire Agreement	36
11.5	No Waiver	37
11.6	Public Announcements	37
11.7	Construction of Agreement	37
11.8	Statutory Provisions	37
11.9	Waiver of Partition	37
11.10	Time of the Essence	37
11.11	Consent to Jurisdiction	37
11.12	Attorney’s Fees and Court Costs	38
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Exhibits

Exhibit A	-	Management Agreement
Exhibit B	-	Lease Agreement
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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
FULTON SEAFOOD MARKET, LLC
THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Fulton Seafood Market, LLC (the “Company”), is made and entered into as of August 11, 2022 (the “Effective Date”), by and between HHC Seafood Market Member, LLC, a Delaware limited liability company (the “HHC Member”), and VS-Fulton Seafood Market LLC, a Delaware limited liability company (the “VS Member”). HHC Member and the VS Member are hereinafter sometimes referred to individually as a “Member” and collectively as the “Members”.
BACKGROUND:
A.    The Members formed the Company on July 22, 2015, for the purpose of leasing the Premises and operating a first-class “Jean Georges concept” food hall and market place, featuring various menus and atmospheres that will prepare and sell a variety of specialty goods, beverages and products, fresh seafood and other products (the “Market”);
B.    The Members entered into the Limited Liability Company Agreement of the Company, as of July 24, 2015 (the “Original Company LLC Agreement”), to provide for the conduct of the business and affairs of the Company and the rights and obligations of the Members with respect thereto;
C.    The Original Company LLC Agreement was superseded and replaced in its entirety by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 8, 2018 (the “Amended and Restated Operating Agreement”), by and among the Company and the Members of the Company;
C.    The Members now desire to amend, restate and replace the Amended and Restated Operating Agreement in its entirety as of the Effective Date as set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby covenant and agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.), as it may be amended from time to time or any successor to the Act.

“Additional Capital Contribution” shall mean any Capital Contribution made by a Member to the Company pursuant to Sections 4.1(b) and (c).
“Additional Member” shall mean any Member other than HHC Member or the VS Member.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year or other relevant period, after giving effect to the following adjustments:
(i)    credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations § 1.704-l(b)(2)(ii)(c), the penultimate sentence of Treasury Regulations § 1.704-2(g)(l), or the penultimate sentence of Treasury Regulations § 1.704-2(i)(5); and
(ii)    debit to such Capital Account the items described in Treasury Regulations §§ 1.704 l(b)(2)(ii)(d)(4), (5) and (6).
This definition of Adjusted Capital Account Deficit is intended to comply with Treasury Regulations § 1.704 l(b)(2)(ii)(d) and must be interpreted consistently therewith.
“Advisors” shall have the meaning set forth in Section 7.9(b).
“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.
“Agreement” shall mean this Limited Liability Company Agreement, as amended.
“Annual Operating Budget” shall have the meaning set forth in Section 7.4.
“Approved by the Members” or “Approval of the Members” shall mean the unanimous written consent (or deemed consent, if applicable) of HHC Member and the VS Member, which may be given or withheld by either of them in their sole and absolute discretion.
“Available Cash” shall mean, at any time, the amount of cash of the Company that exceeds the Reserved Amount, less the Private Label Net Proceeds solely attributable to sales of Private Label Products sold “outside of the Market”.
“Breaching Member” shall have the meaning set forth in Section 10.1.
“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Account” shall mean with respect to each Member, a separate account that will be established and maintained in accordance with the provisions set forth in Section 4.3.
“Capital Contributions” shall mean, with respect to each Member, the amount of cash and/or the fair market value of other property actually contributed by such Member to the Company pursuant to, and in accordance with the terms and provisions of, this Agreement.
“Capital Event” shall mean: (i) any sale or other disposition, condemnation, eminent domain, casualty, financing or refinancing of all or substantially all of the assets and business of the Company and any and all of the Company’s direct and indirect subsidiaries (taken together); or (ii) any and all transactions, sales, dispositions and other events undertaken in connection with and/or in contemplation of the Company’s liquidation.
“Certificate of Formation” shall mean the Certificate of Formation forming the Company as filed with the Delaware Secretary of State on July 22, 2015, as it may be amended from time to time in accordance with the terms of this Agreement and the Act.
“Code” shall mean the Internal Revenue Code of 1986, as amended or replaced.
“Company” shall mean Fulton Seafood Market, LLC, a Delaware limited liability company.
“Company Minimum Gain” will mean the “partnership minimum gain” of the Company as defined in Treasury Regulations § 1.704-2(d).
“Construction Period” shall mean the period beginning with the month that the construction of the Improvements is scheduled to begin and ending on the date that the Market is scheduled to open.
“Depreciation” shall mean, for each Fiscal Year or other relevant period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, except as required by Section 1.704-3(d) of the Regulations, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
“Development Fee” shall have the meaning set forth in Section 3.12(a).
“Disassociated Member” shall mean a Member who has ceased to be a Member as a result of an Event Bankruptcy or Dissolution or redemption by the Company of all the Member’s Interest in the Company or a Transfer by the Member of all the Member’s Interest in the Company.

“Dissolution” shall mean, with respect to any Member that is not a natural Person, that such Member has terminated its existence, wound up its affairs and liquidated.
“Due Date” shall mean the fifth (5th) Business Day following the date of the Funding Notice, or such later date as set forth in the applicable Funding Notice.
“Economic Interest” shall mean the right to share in distributions and allocations of the Company in accordance with the terms of this Agreement, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in management of the Company or, except as required by the Act, to receive information concerning the Company.
“Effective Date” shall have the meaning set forth in the preamble.
“Encumbrances” shall mean any title defects, objections, liens, claims, mortgages, pledges, charges, security interests, encumbrances, leases, options to purchase, rights of first refusal, material restrictions or adverse claims of any nature whatsoever.
“Entity” shall mean any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association (whether or not having a separate legal status from its beneficial holders under applicable law).
“Equity Interest” shall have the meaning set forth in Section 9.1(b).
“Event of Bankruptcy” shall mean, with respect to any Person, the occurrence of any of the following events:
(i)    the making of a general assignment for the benefit of creditors;
(ii)    the filing of a voluntary petition in bankruptcy;
(iii)    being adjudged bankrupt or insolvent or having entered against that Person an order for relief in any bankruptcy or insolvency proceeding;
(iv)    the filing of a petition or answer seeking for that Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation that is not removed or stayed within one hundred twenty (120) days of filing;
(v)    seeking or consenting to the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of that Person’s properties; or
(vi)    filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Person in any proceeding described in (i) through (v) above.
“Event of Default” is defined in Section 10.1.
“FF&E” shall mean the furniture, fixtures and equipment of the Market.

“Fiscal Year” means the 12-month period ending December 31 of each year; provided that the last Fiscal Year will be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date the final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the final Fiscal Year to reflect that the period is less than 365 days).
“Force Majeure” shall mean the inability to perform a duty or an obligation due to causes or occurrences which are outside of the control of the party whose duty or obligation is postponed and could not be avoided by the exercise of due care on the part of such party, such as acts of God, fires, labor disputes or strikes, building moratoria and unusual government delays, unavailability of materials by reason of shortages which generally affect the region in which the Project is located or which are national in scope, unusual delays in transportation, or unusually severe weather conditions causing cessation of work for periods of time materially longer than may be anticipated from the normal weather patterns in New York, New York; provided, however, that the term “Force Majeure” shall not include the postponement or delay in the performance of any duty or obligation that is attributable to the financial hardship or insufficiency of funds by a party.
“FPPA” shall have the meaning set forth in Section 9.6(k).
“GAAP” means generally accepted accounting principles in use from time to time in the United States of America.
“Gross Asset Value” means, with respect to any Company asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows:
(i)    The initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset;
(ii)    the Gross Asset Values of all Company assets will be adjusted to equal their respective gross fair market values immediately prior to the occurrence of any event set forth in Regulations section 1.704-1 (b)(2)(iv)(f);
(iii)    the Gross Asset Value of any Company asset distributed to any Member will be the fair market value of such asset on the date of distribution; and
(iv)    the Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted tax basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Reg. § 1.704-l(b)(2)(iv)(m) and Section 4.3. If the Gross Asset Value of an asset has been determined or adjusted pursuant to item (i) or (ii) above, or this item (iv), such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing the Net Profits or Net Losses of the Company.

“Gross Receipts” shall have the meaning given to such term in the Management Agreement.
“Indebtedness” shall mean (i) all obligations of the Company for borrowed money, (ii) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments, and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps or other financial products, (iii) all obligations of the Company as a lessee under a capital lease, (iv) all obligations or liabilities of others secured by a lien on any asset of the Company, irrespective of whether such obligation or liability is assumed, (v) all obligations of the Company to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (vi) all obligations of the Company owing under any hedging swap or similar agreement and (vii) any obligation of the Company with respect to the guarantee of any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (vii) above.
“Independent Accountant” shall mean the independent certified public accountant that has been Approved by the Members.
“Interest” shall mean the entire interest of a Member in the Company at any particular time, including such Member’s then Percentage Interest, and all right, title and interest of such Member to any and all voting rights and other benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.
“Landlord” shall mean South Street Seaport Limited Partnership, as landlord under the Lease.
“Landlord Contribution Amount” shall mean an amount equal to all (100%) of pre-development, development, construction (hard and soft costs), pre-opening, opening and any other costs related to the development, construction, promotion and marketing of the Market paid or otherwise settled by Landlord or HHC Member, regardless of whether the amounts are characterized as capital contributions if, and to the extent that, these amounts are incurred by or on behalf of Landlord or HHC Member, as the case may be, and are directly related to the development, construction, pre-opening, opening, promotion, marketing, or any other costs related to the development, operation or marketing of the Market.
“Lease” shall mean the Lease Agreement by and between the Company, as tenant, and the South Street Seaport Limited Partnership, as landlord, dated as of January 8, 2018, as amended by that certain First Amendment To Lease, dated as of June 9, 2022, with respect to the Premises.
“Lien” shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

“Liquidator” shall mean the Managing Member, unless the Managing Member is a Breaching Member, in which case a special liquidator shall be appointed by the Non-Breaching Member.
“Major Decisions” shall mean those actions identified as Major Decisions which must be Approved by the Members as set forth in Section 7.3.
“Management Agreement” shall mean the Market Hall Management Agreement, dated July 1, 2020, by and between the Company, as Owner, and Creative Culinary Management Company LLC, as Manager, as amended by that certain First Amendment to Market Hall Management Agreement, dated as of August 11, 2022.
“Management Fee” shall mean the management fee payable pursuant to the terms of the Management Agreement.
“Managing Member” shall mean the HHC Member, and its successors and assigns.
“Market” shall have the meaning set forth in Recital A.
“Market Expenses” shall have the meaning given to such term in the Management Agreement.
“Market Manager” shall mean CCMC.
“Member” shall have the meaning set forth in the preamble.
“Member Minimum Gain” means partner nonrecourse debt minimum gain as determined under the rules of Treasury Regulations § 1.704-2(i).
“Member Nonrecourse Deduction” has the meaning set forth in Treasury Regulations § 1.704-2(i)(l) and (2).
“Net Profits” or “Net Losses” shall mean for any Fiscal Year the amount, computed as of the last day thereof, of the net income or net losses of the Company determined in accordance with United States federal income tax principles (but without requiring any items to be stated separately pursuant to Section 703 of the Code), with the following adjustments:
(v)    Any income of the Company that is exempt from federal income tax will be included in the computation of Net Profits and Net Losses;
(vi)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(i) will be included in the computation of Net Profits and Net Losses;

(vii)    Gain or loss resulting from the disposition of a Company asset shall be determined by reference to the Gross Asset Value (rather than adjusted tax basis) of the Company asset;
(viii)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or Net Profits and Net Losses, there shall be taken into account Depreciation for such Fiscal Year or other period;
(ix)    If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (ii), (iii) or (iv) of the definition of Gross Asset Value, the amount of that adjustment shall be taken into account as gain or loss from the disposition of that asset; and
(x)    Any items that are allocated pursuant to Sections 6.2 and 6.3 shall not be taken into account in the calculation of Net Profits or Net Losses, but the rules set forth above shall be applied for purposes of calculating such items under Sections 6.2 and 6.3.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations § 1.704-2.
“Operating Expenditures” shall mean any and all items of expenditure pertaining to the ownership, operation, maintenance, repair, leasing, financing, marketing and/or disposition of the Market whether characterized under GAAP as operating expenses or capital expenditures, including, without limitation, debt service on any Indebtedness of the Company, ad valorem taxes assessed on real or personal property of the Company, taxes of any nature imposed on the Company, insurance, utilities, advertising, reserves and/or payments into a reserve account as contained in an Annual Operating Budget or that have been Approved by the Members, amounts payable under the Management Agreement, the Rent payable under the Lease, maintenance, repair and refurbishment expenditures and accounting, auditing and reporting expenses.
“Partially Adjusted Capital Account” means, with respect to any Member as of the end of any taxable year or other period of the Company, the Capital Account balance of such Member at the beginning of such year or period, adjusted for all contributions and distributions during such year or period and all special allocations pursuant to Section 6.2 and 6.3 with respect to such year or period but before giving effect to any allocations of Net Profit or Net Loss pursuant to Section 6.1 for such year or period.
“Person” shall mean any individual or Entity.
“Post-TEFRA Rules” shall have the meaning set forth in Section 9.6(a).
“Preferred Return Amount” shall mean a cumulative preferred return to HHC Member of eighteen percent (18%) per annum, compounded annually, on the total sum of (A) the aggregate of the Landlord Contribution Amount, plus (B) the aggregate amount of any other Capital Contributions made to the Company by the HHC Member, that in the aggregate (i.e., the total sum of all amounts under clauses (A) and (B) of this paragraph) exceeds of ONE HUNDRED SEVENTY MILLION AND 00/100 DOLLARS ($170,000,000.00).

“Premises” shall have the meaning given to such term in the Lease.
“Private Label Expenses” shall mean any and all costs or expenses incurred in connection with, or allocated to, the design, manufacture, transportation, storage, marketing or sale of any Private Label Products.
“Private Label Net Losses” shall mean, for each Fiscal Year (or other accounting period), the amount, if any, by which the Private Label Expenses for the applicable Fiscal Year (or other accounting period) exceed the Private Label Proceeds for such Fiscal Year (or other accounting period).
“Private Label Net Proceeds” shall mean, for each Fiscal Year (or other accounting period), the amount, if any, by which the amount of Private Label Proceeds for the applicable Fiscal Year (or other accounting period) exceed the Private Label Expenses for such Fiscal Year (or other accounting period).
“Private Label Proceeds” shall mean, for any applicable period, determined on an “accrual basis”, the actual, gross receipts (including cash, credit card and debit card receipts) derived from any and all sales or licensing of Private Label Products.
“Private Label Products” shall mean, any products sold by the Market, Jean Georges Vongerichten, Manager or any of their respective employees, contractors, licensees, assignees or Affiliates (collectively, the “JG Parties”) that contain a product label bearing the Private Label Protected Name, regardless if any of the JG Parties developed or created the products.
“Push-Out Election” shall have the meaning set forth in Section 9.6(h).
“Regulations” shall mean the Treasury Regulations promulgated under the Code, as amended and in effect from time to time (including corresponding provisions of any succeeding regulations).
“Regulatory Allocations” shall have the meaning set forth in Section 6.2.
“Reserved Amount” shall mean, at any time, an amount of cash of the Company that is required or desirable to be retained by the Company to pay the Operating Expenditures or otherwise for the financial needs, reserves or contingencies of the Company. The Reserved Amount shall be determined by the Managing Member and Approved by the Members.
“Section 6226 Statement” shall have the meaning set forth in Section 9.6(k).
“Securities Act” shall mean the United States Securities Act of 1933, as amended.
“Substituted Member” shall mean any Person admitted to the Company as a Member pursuant to the provisions of Section 9.2(c).
“Target Account” means, with respect to any Member as of the end of any taxable year of the Company or other period, the excess of (i) an amount (which may be positive or negative) equal to the hypothetical distribution (or contribution) such Member would receive (or be deemed required to contribute) with respect to its equity interest in the Company if all assets of the Company, including cash, were sold for cash equal to their Gross Asset Value (taking into account any adjustments to Gross Asset Value for such year or other period), all indebtedness of the Company and other liabilities of the Company treated as indebtedness for Capital Account maintenance purposes were then due and were satisfied according to its terms (limited, with respect to each nonrecourse liability, to the Gross Asset Value of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 5.1(b) over (ii) the amount of Company Minimum Gain and Member Minimum Gain that would be charged back to such Member as determined pursuant to Treasury Regulation Section 1.704-2 immediately prior to such sale.
“Tax Audit Person” shall have the meaning set forth in Section 8.6(a).
“TEFRA Rules” shall have the meaning set forth in Section 9.6(a).
“Transfer” shall mean, with respect to a specified Interest, including any rights to distributions, allocations or other economic rights attributable to an Interest, any transfer, sale, pledge, hypothecation, encumbrance or assignment of all or any portion of such Interest, whether voluntarily or by operation of law.
“Unreturned Capital Amount” shall mean, with respect to the HHC Member as of the applicable determination time, an amount equal to (1) the Landlord Contribution Amount, plus (2) the aggregate amount of any other Capital Contributions made to the Company by the HHC Member, minus, (3) the aggregate amount of distributions received by the HHC Member as of such time pursuant to Section 5.1(b)(i).
“Withheld Amount” shall have the meaning set forth in Section 5.4(b).
1.2    Terms Generally. The definitions in Section 1.1 above shall apply equally to both the singular and plural forms of the terms defined herein. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When appearing anywhere in this Agreement, the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”
ARTICLE 2
ORGANIZATION
2.1    Formation of Company. The Members hereby agree that the Company was formed pursuant to the Act when the Certificate of Formation was filed in the office of the Secretary of State of Delaware. The name of the Company is Fulton Seafood Market, LLC, and the business of the Company may be conducted in such name or such other name or names as deemed advisable by the Members. The rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided in this Agreement. The initial registered agent of the Company and its address shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the Company shall maintain a registered office at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Managing Member

shall be entitled to change any registered office or registered agent of the Company at any time and from time to time.
2.2    Location of Principal Place of Business; Mailing Address. The principal place of business of the Company shall be New York, New York. The principal place of business of the Company shall at all times be located in New York, New York. The mailing address of the Company shall be such address as may be selected from time to time by the Managing Member in New York, New York.
2.3    Business and Purpose. The business and purpose of the Company shall be to (i) lease, finance, manage and operate the Market and (ii) conduct any lawful activities permitted under the Act in connection with the foregoing. The Company shall not engage in a business or purpose other than as expressly set forth in this Section 2.3.
2.4    Term. The term of the Company began on the date that the Certificate of Formation was filed with the Delaware Secretary of State and shall continue until terminated in accordance with the terms of this Agreement.
ARTICLE 3
MEMBERSHIP; RIGHTS AND OBLIGATIONS OF THE MEMBERS
3.1    Members. Effective as of the date hereof, the Members of the Company shall be as set forth on the signature pages to this Agreement.
3.2    Representations and Warranties. Each Member makes the following representations and warranties as of the date hereof, with respect to itself only (and not with respect to any other Member), to and for the benefit of the Company, the Managing Member and each other Member, as follows:
(a)    Organization; Authority. If the Member is a corporation, then it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is authorized to do business in the State of New York. If the Member is a partnership, trust or limited liability company, then it is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation and is authorized to do business in the State of New York. The Member has the requisite authority to enter into and perform its obligations under this Agreement.
(b)    Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by the Member has been duly and validly authorized by all necessary action of the Member. This Agreement has been duly executed and delivered by the Member, or an authorized representative of the Member, and constitutes a legal, valid and binding obligation of the Member, enforceable against the Member in accordance with the terms hereof.
(c)    Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other Person is required to be made, obtained or given by the Member in connection with the execution, delivery and performance of this Agreement.

(d)    Private Offering. The Member is acquiring its Interest for its own account and not with a view to the resale or distribution thereof.
(e)    Securities Law Matters. The Member either is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(f)    Restriction on Resale. The Member understands and acknowledges that its Interest has not been registered for sale under any federal or state securities law and must be held indefinitely unless subsequently registered or an exemption from such registration is available.
(g)    Due Diligence. The Member (i) has performed its own due diligence and business investigations with respect to the Company, (ii) is fully familiar with the nature of the investment in the Company, the speculative and financial risks thereby assumed, and the uncertainty with respect to the timing and amounts of distributions, if any, to be made by the Company, (iii) does not desire any further information which may be available with respect to these matters and (iv) has had a sufficient opportunity to review the matters that it believes to be important in deciding whether to acquire an Interest in the Company.
3.3    No Additional Members. Except as expressly provided herein, no Additional Members of the Company may be admitted without the prior written consent of both Members as provided in Section 9.2. Notwithstanding any provision of this Agreement to the contrary, under no circumstances shall any Additional Member be admitted to the Company as a Member unless and until (i) the relevant Additional Member shall have executed a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement and any other agreements or instruments by which a Member is bound as a condition to or by virtue of the Member’s ownership of an Interest, and (ii) the admission of such Additional Member has been Approved by the Members as provided in Section 7.3(ii).
3.4    Resignation or Withdrawal of a Member. Except as set forth in Article 10 or Article 11, no Member shall have the right to resign or withdraw from membership in the Company.
3.5    Disassociation of a Member. The occurrence of an Event of Bankruptcy with respect to a Member or Dissolution of a Member or the redemption by the Company of all of such Member’s Interest in the Company in accordance with the terms of this Agreement shall cause such Member to become a Disassociated Member and shall terminate the membership of such Member in the Company. In the event any Member becomes a Disassociated Member, the Disassociated Member or its legal representative, successor or assign may request admission to the Company as a Substitute Member pursuant to Section 9.2(c). If no request for Substitute Member status is made and granted pursuant to Section 9.2(c), the Disassociated Member or its legal representative, successor or assign shall thereafter have only those rights of an Assignee under this Agreement.
3.6    No Participation in Control. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement or by the Act. None of the Members, other than the Managing Member, shall have any power to participate in the management of the Company, except as expressly authorized by this Agreement or the Certificate of Formation or expressly required by the Act. The approval or consent of the Members shall not be required in order to authorize the taking of any action by the Company, and the Members shall have no right to reject, overturn, override, veto or otherwise approve, consent or pass judgment upon any action taken by the Company or any authorized officer of the Company, in each case, unless and then only to the extent that (i) such approval or consent is expressly required by this Agreement, the Certificate of Formation or the Act or (ii) the Managing Member has determined that obtaining such approval or consent would be appropriate or desirable. No Member, other than Managing Member, acting solely in the capacity as a Member, is an agent of the Company, nor shall any Member, unless expressly authorized in writing to do so by the Managing Member, have any right, power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.
3.7    Interest in Property of the Company. Each Member’s Interest in the Company shall for all purposes be personal property. No Member shall have any interest in specific Company property. All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership in, or rights to, such property.
3.8    Information Rights. So long as a Member owns an Interest in the Company, the Company shall deliver to such Member the following information:
(i)    Within thirty (30) calendar days after the end of each month during the Company’s Fiscal Year, unaudited operating statements of the Company prepared by Managing Member for the Company in the ordinary course of business, consisting of (x) a statement of operating revenue; (y) operating expenses; and (z) capital expenditures, in each case, for such monthly period.
(ii)    Within forty-five (45) calendar days after the end of each fiscal quarter during the Company’s Fiscal Year,
(x) unaudited financial statements of the Company consisting of (1) a statement of income, cash flows and members’ equity of the Company for such quarterly period and for the period from the beginning of the Fiscal Year to the end of such quarter and (2) a balance sheet of the Company as of the end of such quarterly period, prepared in accordance with GAAP (subject to the absence of footnote disclosures and to normal year-end adjustments).
(y) a schedule setting forth all distributions made by the Company during such quarterly period.
(iii)    Within ninety (90) calendar days after the end of each Fiscal Year, audited financial statements of the Company consisting of (i) a statement of income, cash flows and members’ equity of the Company for such Fiscal Year, and (ii) a balance sheet of the Company as of the end of such Fiscal Year, prepared in accordance with GAAP accompanied by an independent auditor’s report issued by the Independent Accountant.

(iv)    A copy of the Annual Operating Budget for each Fiscal Year, in each case, in accordance with the provisions set forth in Section 7.5.
3.9    Competing Business Pursuits.
(a)    Participation. Each Member understands that the other Member and the Affiliates of the other Member may be interested, directly or indirectly, in various other businesses and undertakings not included in the Company. Each Member hereby acknowledges that, except as provided in Section 20.10 of the Management Agreement, the other Member, and its Affiliates, shall have the right to have such other interests and activities and to receive and enjoy the profits or compensation therefrom; that each Member waives any rights it might otherwise have to share or participate in such other interests or activities of the other Members or its Affiliates; that some of the other business interests, activities and investments of the other Member, or its Affiliates, may be in conflict or competition with the business of the Company; that each Member, and its Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others; that each Member and its Affiliates, may engage in any such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or the other Member; and that the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper; provided, however, that, notwithstanding the foregoing or anything else in this Agreement to the contrary, under no circumstances, shall the VS Member, or any of its Affiliates, own, operate, manage, invest or otherwise participate in, another Jean Georges seafood or similar market concept in New York City.
(b)    Other Activities. Except as provided in Section 20.10 of the Management Agreement, each Member, and its Affiliates, may engage or invest in any other activity or venture or possess any interest therein independently or with others. No Member, Affiliate of such Member or any Person employed by, related to, or in any way affiliated with any such Person, shall have any duty or obligation to disclose or offer to, or obtain for the benefit of, the Company or the other Member any other activity or venture or interest therein. Except as provided in Section 20.10 of the Management Agreement, no Member, Affiliate of such Member, or creditor of or other Person shall have (i) any claim, right or cause of action against the other Member, or any of its Affiliates, or against any Person employed by, related to, or in any way affiliated with such other Member or by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity, venture or interest therein, or (ii) any right to participate in any such activity, venture or interest therein or the income or profits derived therefrom.
3.10    Reimbursement of a Member’s Out-of-Pocket Expenses. Subject to the provisions of this Agreement, each Member shall be reimbursed promptly by the Company for all reasonable out of pocket costs or expenses incurred by such Member on behalf of the Company or to attend meetings; provided, however, that a Member shall be reimbursed for such out-of-pocket costs or expenses only to the extent such costs or expenses were included in the Project Budget or an approved Annual Operating Budget.
3.11    Fees.

(a)    Management Fee. The Company shall pay the Management Fee to the VS Member in accordance with the terms of the Management Agreement.
(b)    Development Fee. The Company has paid a development fee (the “Development Fee”) of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00), in the aggregate, to the Development Manager, pursuant to the terms of the Development Agreement. The amount of the Development Fee shall be included in the Landlord Contribution Amount.
(c)    No Other Fees. Except as provided in this Section 3.12, none of the Members (including the Managing Member) nor any of their respective Affiliates shall be entitled to any fees or other compensation for any services rendered to the Company or in respect of the development, construction or management of the Project.
ARTICLE 4
CONTRIBUTIONS TO CAPITAL; CAPITAL ACCOUNTS; GUARANTIES
4.1    Capital Contributions by the Members. The HHC Member shall contribute cash to the Company at such times and in such amounts as necessary in order to fund the operations of the Company. Under no circumstances shall the VS Member be required to make any Capital Contributions to the Company.
4.2    No Third Party Beneficiaries. The requirement of the Members to make Capital Contributions or Additional Capital Contributions in accordance with Section 4.1 or any other provision of this Agreement shall not confer on any creditor or other third party that has dealings with the Company or any of its subsidiaries any right, claim, or other benefit, including the right to require that any Member make any additional cash contributions to the Company (including, without limitation, a Capital Contribution) or consummate, or cause the Company to consummate, any alternative source of funding, and no such creditor or other third party shall be a third-party beneficiary of any provision of this Agreement.
4.3    Capital Accounts. The Company shall maintain for each Member a separate Capital Account in accordance with this Section 4.3. These Capital Accounts shall be maintained in accordance with the following provisions:
(a)    An individual Capital Account shall be established and maintained for each Member. Except as otherwise agreed to in writing by the assignor and assignee of the Interest of a Member in the Company and approved by the Managing Member, the Capital Account established for any holder who acquires an Interest in the Company by virtue of an assignment in accordance with the terms of this Agreement shall be in the same amount as, and shall replace, the Capital Account of the assignor of such Interest. Except as otherwise agreed to in writing by the assignor and assignee of an Interest in the Company and approved by the Managing Member, in the event the assignor of such Interest retains an Interest in the Company, the assignor’s Capital Account balance shall be divided between the assignor and the assignee in accordance with their respective Percentage Interests of all of the Interests held by such Persons.
(b)    The Capital Account of each Member shall be increased by the cash amount or the Agreed Fair Market Value or fair market value, as the case may be, of any property contributed by such Member to the Company in accordance with the terms of this Agreement, such Member’s allocable share of Net Profits and items in the nature of income or gain that are allocated to such Member pursuant to Sections 6.1 through 6.3 and the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.
(c)    The Capital Account of each Member shall be decreased by the cash amount or the Agreed Fair Market Value or fair market value, as the case may be, of any property distributed to a Member in accordance with the terms of this Agreement, such Member’s allocable share of Net Losses and items in the nature of deductions or losses that are allocated to such Member pursuant to Sections 7.1 through 7.3, and the amount of any liabilities of the Member assumed by the Company or for the satisfaction of which recourse may be made to only property contributed by such Member to the Company.
(d)    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are generally intended to comply with Regulations section 1.704-l(b) and shall be interpreted and applied in a manner consistent with those Regulations. If the Managing Member determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Regulations, the Managing Member may authorize such modifications, provided that it is not likely to have a material effect on the amounts of Net Profits, Net Losses and taxable income, gain, deduction or credit allocable to the Members.
4.4    No Interest on Capital Contributions. No interest will be paid by the Company on the Capital Contributions made by any Member or on the balance of any Member’s Capital Account.
4.5    No Withdrawal. No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Company, except as provided in Articles 5 and 10.
4.6    Limitation on Capital Contributions and Loans. Except as specifically provided in this Article 4, no Member may contribute capital to the Company or make a loan or advance to the Company, unless such contribution or loan has been Approved by the Members.
4.7    Legal Tender. All cash Capital Contributions to the Company must be made in United States dollars.
4.8    No Partition. Each holder of an Interest in the Company hereby waives any and all rights that it may have to maintain an action for partition of the Company’s property.
4.9    Termination of Member Status. A Member shall cease to be a Member of the Company from and after such time as such Member first ceases to own any Interest in the Company.
4.10    Limitation on Obligations. Except as expressly provided in Section 4.1, no Member shall have any liability or obligation to the Company, any other Member or any other Person: (i) to make any Capital Contribution; (ii) to make any loan; (iii) to endorse or guarantee the payment of any loan made to the Company; or (iv) to restore any negative balance in a Capital Account and any such negative Capital Account shall not be an asset of the Company.
ARTICLE 5
DISTRIBUTIONS
5.1    Distributions of Available Cash and Private Label Net Proceeds.
(a)    Distributions of Available Cash (other than Available Cash Attributable to a Capital Event). The Company shall no less frequently than quarterly, unless otherwise Approved by the Members, make distributions to the Members of Available Cash (other than Available Cash resulting from and/or attributable to a Capital Event). Subject to Section 5.3 and Section 5.4, all distributions of such Available Cash shall be made by the Company to the Members in the following order and priority:
(i)    First, one hundred percent (100%) to the HHC Member, an amount equal to the Preferred Return Amount due and owing to the HHC Member as of the relevant distribution date, until the Preferred Return Amount due and owing to the HHC Member has been paid in full; and
(ii)    Second, sixty-five percent (65%) to the HHC Member and thirty-five percent (35%) to the VS Member.
(b)    Distributions of Available Cash Attributable to a Capital Event. The Company shall make distributions to the Members of any Available Cash attributable to a Capital Event (subject to Section 5.3 and Section 5.4) to the Members in the following order and priority:
(i)    First, one hundred percent (100%) to the HHC Member, until the HHC Member’s Unreturned Capital Amount has been reduced to $0;
(ii)    Second, one hundred percent (100%) to the HHC Member, an amount equal to the Preferred Return Amount due and owing to the HHC Member as of the relevant distribution date, until the Preferred Return Amount due and owing to the HHC Member has been paid in full; and
(iii)    Finally, sixty-five percent (65%) to the HHC Member and thirty-five percent (35%) to the VS Member.
(c)    Distributions of Certain Private Label Net Proceeds. Notwithstanding anything stated to the contrary herein, including, without limitation, the terms and provisions of Section 5.1 hereof, or Section 7.1 of the Management Agreement, Private Label Net Proceeds shall, not less frequently than monthly, be distributed in the following order and priority:
(i)    First, one hundred (100%) percent to HHC Member, until HHC Member has received an amount equal to Two Hundred Fifty Thousand Dollars ($250,000), but only to the extent that such

Private Label Net Proceeds are attributable to sales of Private Label Products “outside of the Market”; and
(ii)    Second, any remaining Private Label Net Proceeds shall be distributed one hundred (100%) percent to VS Member, but only to the extent that such Private Label Net Proceeds are attributable to sales of Private Label Products “outside of the Market”.
For the purposes of this Agreement, the phrase “outside of the Market” shall mean any sales of Private Label Products to commercial vendors (including, without limitation, sales to any Affiliates of Manager) for the purposes of resale, and shall not include any Private Label Net Proceeds to the extent that such proceeds are attributable to sales of Private Label Products that are sold within or at the Market. The provisions set forth in Section 5.1(a) shall apply to distributions of Private Label Net Proceeds to the extent that such proceeds are attributable to sales of Private Label Products sold within or at the Market, which sales shall be included in “Gross Receipts”, notwithstanding anything stated to the contrary in the Agreement or the Management Agreement.”
5.2    In-Kind Distributions. In the event of a distribution of property, such property shall for all purposes of this Agreement be deemed to have been sold at its fair market value and the proceeds of such sale shall be deemed to have been distributed to the Members.
5.3    Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to its Interest if such distribution would violate the Act or other applicable law or the terms of the Construction Loan, any Permanent Loan or any other Indebtedness of the Company.
5.4    Withholdings.
(a)    Notwithstanding any other provision of this Agreement, each Member authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company (pursuant to the Code or any provision of U.S. federal, state, local or foreign tax law) with respect to Net Profits, items thereof, or distributions allocated or made to such Member or as a result of such Member’s participation in the Company or such Member’s acquisition or holding of its Interest in the Company and if, and to the extent that, the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution under Section 5.1 (or Section 10.4) with respect to such Member’s Interest in the Company. To the extent that such deemed distribution to such Member (or any successor to such Member) for any taxable period exceeds the distributions that such Member would have received for such period but for such withholding, such excess shall be treated as an interest-free advance to such Member. Amounts so treated as advanced to any Member shall be repaid by such Member to the Company within thirty (30) days after the Company delivers a written request to such Member for such repayment; provided, however, that if any such repayment is not made, the Company may (without prejudice to any other rights of the Company) collect such unpaid amounts from any subsequent distributions that otherwise would be made to such Member.
(b)    If the Company makes a distribution in-kind, and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member (the “Withheld Amount”), the Company shall notify such Member as to the extent (if any) of the Withheld Amount and such Member shall make a prompt payment to the Company of the Withheld Amount by wire transfer, which amount will not be treated as a Capital Contribution for any purpose hereunder (it being understood that, notwithstanding anything else herein to the contrary, the Company shall refrain from distributing such property to be distributed having a value of at least the Withheld Amount until the Company has received a payment of such Withheld Amount).
(c)    Any withholdings referred to in this Section 5.4 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Company shall have received an opinion of counsel or other evidence, satisfactory to the Managing Member, to the effect that a lower rate is applicable, or that no withholding is applicable.
(d)    If the Company receives a distribution from or in respect of which tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and each Member shall be treated as having received as a distribution the portion of such amount that is attributable to such Member’s Interest in the Company as equitably determined by the Managing Member and Approved by the Members.
ARTICLE 6
ALLOCATIONS
6.1    Allocations.
(a)    Allocation of Net Profits. After giving effect to the allocation provisions set forth in Section 6.2 and Section 6.3, Net Profits for each Fiscal Year (or other period, if applicable) shall be allocated to the Members so as to reduce, proportionately, the differences between their respective Target Accounts and Partially Adjusted Capital Accounts (as increased by such allocation) as of the end of such Fiscal Year or other period; provided, however, that no portion of the Net Profit for any Fiscal Year or other period shall be allocated to a Member whose Target Account is less than or equal to his Partially Adjusted Capital Account as of the end of such Fiscal Year or other period.
(b)    Allocation of Net Losses. After giving effect to the allocation provisions set forth in Section 6.2 and Section 6.3, the Net Losses for any Fiscal Year (or other period, if applicable) shall be allocated to the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts (as decreased by such allocation) and Target Accounts as of the end of such Fiscal Year or other period; provided, however, that no portion of the Net Loss for any Fiscal Year or other period shall be allocated to a Member whose Target Account is greater than or equal to its Partially Adjusted Capital Account as of the end of such Fiscal Year or other period.

6.2    Regulatory Allocations.
(a)    Adjusted Capital Account Deficit. Notwithstanding any other provision of this Agreement, no item of deduction or Net Losses shall be allocated to a Member to the extent the allocation would cause such Member to have an Adjusted Capital Account Deficit. In the event that some, but not all, of the Members would have an Adjusted Capital Account Deficit as a consequence of such an allocation of Net Losses or deduction, the limitation set forth in this Section 6.2(a) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible deduction or Net Losses to each Member under Section 1.704-l(b)(2)(ii)(d) of the Regulations.
(b)    Minimum Gain Chargeback; Company Nonrecourse Liabilities. If there is a net decrease in Company Minimum Gain during any Fiscal Year or other relevant period, certain items of income and gain will be allocated (on a gross basis) to the Members who had a share of the net decrease in Company Minimum Gain determined in accordance with Treasury Regulations section 1.704-2(g) in accordance with the rules described in Treasury Regulations sections 1.704-2(f), (j)(2)(i) and (j)(2)(iii), subject to the exemptions set forth in Treasury Regulations section l.704-2(f)(2), (3), (4) and (5). This Section 6.2(b) is intended to comply with the “minimum gain chargeback” requirement set forth in Treasury Regulations section 1.704-2(f) relating to partnership nonrecourse liabilities (as defined in Treasury Regulations section 1.704-2(b)(3)) and will be so interpreted.
(c)    Minimum Gain Chargeback; Member Nonrecourse Debt. If there is a net decrease in Member Minimum Gain during any Fiscal Year or other relevant period, certain items of income and gain will be allocated (on a gross basis) as quickly as possible to those Members who had a share of the Member Minimum Gain (determined pursuant to Treasury Regulations section 1.704-2(i)(5)) in accordance with the rules described in Regulations sections 1.704-2(i)(4), (j)(2)(ii) and (j)(2)(iii). This Section 6.2(c) is intended to comply with the “minimum gain chargeback” requirement set forth in Treasury Regulations section 1.704-2(i)(4) relating to “partner nonrecourse debt” (as defined in Treasury Regulations section 1.704-2(b)(4)) and will be so interpreted.
(d)    Qualified Income Offset. If any Member has an Adjusted Capital Account Deficit, items of Company income and gain will be specially allocated (on a gross basis) to the Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible. This Section 6.2(d) is intended to comply with the “qualified income offset” requirement set forth in Treasury Regulations section 1.704-l(b)(2)(ii)(b) and will be so interpreted.
(e)    Optional Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code sections 734(b) or 743(b) is required, pursuant to Treasury Regulations section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or losses (if the adjustment decreases such basis) and such gain or losses will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations section 1.704-l(b)(2)(iv)(m).

(f)    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year will be specially allocated solely to the HHC Member.
(g)    Member Nonrecourse Deductions. Member Nonrecourse Deductions will be allocated pursuant to Treasury Regulations sections 1.704-2(b)(4) and (i)(l) to the Member who bears the economic risk of losses with respect to the applicable deductions.
6.3    Curative Allocations. The allocations set forth in Section 6.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, losses, deduction or credit pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Article 6 (other than with respect to the Regulatory Allocations), the Managing Member will make the offsetting special allocations of Company income, gain, losses, deduction or credit in whatever manner it determines appropriate so that, after the offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance the Member would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to Section 6.1.
6.4    Tax Allocations; Code Section 704(c).
(a)    Each item of income, gain, loss and deduction recognized by the Company shall be allocated among the Members for U.S. federal, state and local income tax purposes in the same manner that each such item is allocated to the Members’ Capital Accounts or as otherwise provided herein, provided that the Tax Matters Partner may adjust such allocations as may be necessary or desirable to maintain substantial economic effect, or to ensure that such allocations are in accordance with the interests of the “partners in the partnership”, in each case within the meaning of the Code and the Regulations. All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined in good faith by the Tax Matters Partner.
(b)    In accordance with section 704(c) of the Code and the applicable Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company with a fair market value different from its adjusted tax basis at the time of contribution, or with respect to any property whose Gross Asset Value has been adjusted pursuant to paragraph (ii) of the definition thereof, shall, solely for income tax purposes, be allocated among the Members so as to take into account any variation between the Company’s adjusted tax basis in the property and the fair market value of the property. Unless otherwise Approved by the Members, the “remedial method” under Section 1.704-3(d)(l) of the Regulations will be elected by the Company to handle any book-tax disparity under Section 704(c) of the Code with respect to any asset, and to the extent allowable under applicable Regulations, different methods may be used for different assets; provided, however, that with respect to the contribution of the Property to the Company by the HHC Member, the “traditional method” under Section 1.704-3(b)(l) of the Regulations will be elected by the Company to handle any book-tax disparity under Section 704(c) of the Code related to the Property.

(c)    If any gain (as computed for U.S. federal income tax purposes) on the sale or other disposition of Company property constitutes recapture of depreciation under Sections 291, 1245 or 1250 of the Code or any similar provision, the gain will (to the extent possible) be divided among the Members in proportion to the depreciation deductions previously claimed by them (or their predecessors in interest) giving rise to the recapture; provided, however, that this sentence will not affect the amount of gain otherwise allocable to a Member.
6.5    Other Allocation Rules.
(a)    Net Profits or Net Losses will be determined on a daily, monthly or other basis, as determined by the Managing Member using any permissible method under Code section 706 and the Treasury Regulations thereunder.
(b)    For United States federal income tax purposes, each item of income, gain, loss, deduction and credit shall be allocated among the Members in accordance with the allocation provisions set forth in Sections 6.1, 6.2, 6.3 and 6.4.
(c)    The Members are aware of the United States income tax consequences of the allocations made by this Article 6 and agree to be bound by the provisions of this Article 6 in reporting their shares of Net Profits, Net Losses and items thereof for income tax purposes.
(d)    It is intended that the allocations in Sections 6.1, 6.2, 6.3, and 6.4 effect an allocation for federal income tax purposes consistent with Code section 704 and comply with any limitations or restrictions therein. The Managing Member may alter the allocations pursuant to this Article 6 in any manner consistent with Code section 704 and amend the provisions of this Agreement as appropriate to comply with the Treasury Regulations promulgated under Code section 704, if, in the opinion of counsel, such an amendment is advisable to reflect allocations among the Members consistent with such Treasury Regulations, and such allocation will not have a material effect on the distributions which would otherwise be made pursuant to Article 5 or Article 10.
ARTICLE 7
MANAGEMENT OF THE COMPANY
7.1    Control and Management by Managing Member.
(a)    The Managing Member shall control, direct, manage and administer the business and affairs of the Company in accordance with and subject to the provisions of this Agreement. The HHC Member (and any successor permitted under this Agreement) shall serve as the Managing Member.
(b)    A Member (except to the extent such Member is the Managing Member acting in its capacity as such) shall not in its capacity as such (and shall not have authority to), without the prior written approval of the Managing Member, bind or take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company.

7.2    Powers and Duties of Managing Member. Subject to Section 7.3 and Section 7.4, the Managing Member shall have the sole and exclusive right, authority and power, which it may exercise at the cost, expense and risk of the Company, to do all things necessary to carry on the business and purposes of the Company, No Person shall be required to inquire into said authority of the Managing Member to execute, deliver and perform any document on behalf of the Company.
7.3    Limitations on Power and Authority of the Managing Member. Notwithstanding any other provision of the Agreement, the Approval of the Members shall be required before the Company or the Managing Member may take any action that constitutes a “Major Decision” and any action taken by the Company or the Managing Member on behalf of the Company in contravention of this Section 7.3 shall be void ab initio and of no effect. For purposes of the foregoing, the term “Major Decisions” means each of the following actions:
(i)    dilute, change or alter in any way the Economic Interest or the rights, duties or obligations of any Member, except as expressly provided in this Agreement;
(ii)    do any of the following: (A) file a voluntary petition in bankruptcy on behalf of the Company; (B) consent to the filing of any involuntary petition in bankruptcy against the Company; (C) file any petition seeking, or consenting to, the reorganization or relief of the Company under any applicable federal or state law relating to bankruptcy or insolvency; (D) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property; (E) make a general assignment for the benefit of the Company’s creditors; or (F) admit in writing the Company’s inability to pay its debts generally as they become due;
(iii)    cause the Company to make loans to any Member or any Affiliate of any Member;
(iv)    except to the extent winding up of the Company is permitted or required under the terms of this Agreement or any nonwaivable provision of applicable law, dissolve and wind up of the Company;
(v)    modify or amend the terms of, or waive or release any right of the Company under, (1) this Agreement, (2) the Lease or (3) the Management Agreement;
(vi)    redeem all or any portion of a Member’s Interest; or
(vii)    except in the case of the Lease and the Management Agreement, cause the Company to enter into any transaction or agreement with any Member or any Affiliate of a Member.
7.4    Annual Operating Budgets.
(a)    At least sixty (60) days prior to the scheduled opening of the Market, the Market Manager shall prepare and submit to the Members for the Approval of the Members an initial operating budget for the operation of the Company for the remainder of the Fiscal Year following the opening of the Market. Upon Approval of the Members, such budget shall be the initial “Annual Operating Budget” for the Company for purposes of this Agreement. The Annual Operating Budget shall set forth the anticipated revenue, operating expenses (including taxes), capital expenditures and distributions for the ensuing Fiscal Year.
(b)    Each Fiscal Year following adoption of the initial Annual Operating Budget pursuant to Section 7.4(a) above, the Market Manager shall prepare and submit to the Members not later than November 1st of each Fiscal Year a proposed operating and capital budget (each, an “Annual Operating Budget”) for the ensuing Fiscal Year. The Members will either approve the proposed Annual Operating Budget or provide its comments and/or questions to the Managing Member, in writing, within fifteen (15) days following receipt thereof, with the goal of the Members being to finalize the applicable Annual Operating Budget for the ensuing Fiscal Year by December 1st of the preceding Fiscal Year. Upon Approval of the Members, each such budget will be the “Annual Operating Budget” for the ensuing Fiscal Year. If an Annual Operating Budget has not been Approved by the Members for a Fiscal Year by January 1 of that Fiscal Year, then the Annual Operating Budget for the prior Fiscal Year shall be the provisional Annual Operating Budget for the succeeding Fiscal Year (annualized, as necessary, for a partial Fiscal Year, with the following changes: (i) ad valorem taxes shall be increased or decreased for known or expected changes in tax rates or valuations; (ii) insurance premiums shall be increased or decreased for known or expected changes in premiums; (iii) labor components of the budget shall be increased for changes in wage rates; (iv) operating expenses and capital expenditures required to comply with applicable law shall be included in the budget; (v) capital expenditures pursuant to multi-year capital projects commenced prior to the budget year shall be included; and (vi) all other budget line items shall be increased for increases in the CPI since January 1st of the prior Fiscal Year.
7.5    Complete Control. Except as otherwise provided in this Agreement, the Managing Member shall have complete control in managing the affairs and business of the Company without the need for any authorization, consent or approval of the Members.
7.6    Officers. The Managing Member shall be authorized to designate one or more persons as officers of the Company. Any such officer so designated by the Managing Member shall perform such duties and exercise such authorities as may from time to time be designated by the Managing Member. Any such officer who is designated by the Managing Member shall serve until removed by the Managing Member. In no event shall any such officer be liable to the Company or to any Member for any loss, injury, cost, expense or damage arising as a result of any act taken or omitted to be taken by such officer in respect of the affairs of the Company, except to the extent such act or omission constitutes fraud, gross negligence or willful misconduct. The Company shall, to the fullest extent permitted by law, indemnify, defend and hold each such officer harmless from and against any loss, liability, expense, judgment, settlement cost, fees and related expenses (including reasonable attorneys’ fees and expenses), costs or damages.
7.7    Agreements. The Members hereby (i) approve the form of the Lease and the form of the Management Agreement that are attached hereto as Exhibit B and Exhibit C, respectively, and (ii) agree that each of them will execute and enter into these agreements in substantially the same form as attached hereto as soon as the Landlord acquires a property interest in the Premises. No amounts paid to any Member or to any Affiliate of a Member under the terms of either of these agreements shall be considered to be a distribution to a Member under the terms, or for the purposes, of this Agreement.
7.8    Member Representatives.
(a)    Representatives. Each Member shall designate in writing from time to time one (1) representative (and one (1) alternate) to approve or disapprove proposed actions or decisions by or on behalf of the Company. Such representative, and in the event of the unavailability of the representative, his alternate, shall have obtained authority to provide, on behalf of such Member, any approval or disapproval under this Agreement with respect to any such proposed action or decision, and any approval or disapproval thereof given by such representative (or alternate) shall be binding upon such Member. The initial authorized representative and alternate of each Member is set forth on Exhibit A. Each Member may change its authorized representative or alternate at any time by written notice to the other Member, and Exhibit A shall be updated accordingly.
(b)    Requests for Approval. To request that the Members consent to or approve any matter or take any other action respecting the business and affairs of the Company which is required for Approval of the Members pursuant to this Agreement, the Managing Member must so notify the other Members in writing. Such request shall be labeled “REQUEST FOR ACTION” and must include a narrative explanation of the consent or action which is being requested. If the Managing Member desires to schedule a special meeting of the Members, such notice must be received by the Members at least five (5) days prior to the proposed date for such special meeting. Conversely, if the Managing Member does not desire to schedule a special meeting of the Members, any Member may then request a special meeting by written notice to all Members, which also must be received at least five (5) days before the date proposed for such special meeting. Each Member shall use its good faith efforts to comply with a request by another Member that any such special meeting be held.
(c)    Approval. If there is a need for any approval on a proposed action and the Managing Member does not schedule a special meeting therefor, the other Member shall use good faith efforts to respond within five (5) Business Days after the date of notification of the need for such consent or other action. If the other Member does not respond within said five (5) Business Day period, or if a special meeting has been properly scheduled with respect to such proposed decision or action but has not been held within five (5) days after the date scheduled therefor through no fault of the Managing Member, then Managing Member shall deliver another copy of the request to the other Member labeled “FINAL REQUEST FOR ACTION.” If, within five (5) days thereafter, the other Member still fails to respond, then such matter or action requested shall be deemed to be approved by such other Member.
(d)    Meetings of Members.
(i)    General. The Members shall meet at such times proposed by the Managing Member. In addition, special meetings of Members may be called by any Member. Meetings of the Members shall be held at the principal office of the Company, or at such other place in New York City as may be designated by the Managing Member.

Both regular and special meetings may be held by means of a telephone conference or similar technology if all persons participating in the meeting can hear each other at the same time. Notice of any special meeting shall be given to all Members not less than five (5) days nor more than (20) twenty days prior to the date of such meeting. The notice shall state the purpose or purposes of the special meeting. Members may vote in person or by proxy at such meeting.
(ii)    Actions Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if a written consent setting forth the action so taken is signed by both Members. Such consent may be in one instrument or in several instruments and shall have the same force and effect as a vote of all the Members. Such consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.
(iii)    Proxy. Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Unless otherwise stated in the proxy, every proxy shall be revocable at the pleasure of the Member executing it.
7.9    Other Matters Concerning the Managing Member.
(a)    Reliance on Documents, The Managing Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document in good faith and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties,
(b)    Reliance on Consultants and Advisers. Managing Member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it (collectively, the “Advisors”), and any act taken or omitted to be taken in good faith reliance upon and in accordance with the opinion of such Advisors as to matters which the Managing Member reasonably believes to be within such Advisor’s professional or expert competence shall be presumed to have been done or omitted in good faith.
(c)    No Fiduciary Duties. The Managing Member shall not be a fiduciary of the Company or the Members and it shall not have any fiduciary duties or obligations with respect to the Company or the Members.
ARTICLE 8
BOOKS AND RECORDS; ANNUAL REPORTS; TAX MATTERS
8.1    Books of Account. At all times during the continuance of the Company, the Managing Member shall keep or cause to be kept true and complete books of account in which shall be entered fully and accurately each transaction of the Company. Such books shall be kept on the basis of the Fiscal Year in accordance with the accrual method of accounting and shall reflect all Company transactions in accordance with GAAP.
8.2    Availability of Books of Account. All of the books of account referred to in Section 9.1, together with an executed copy of this Agreement and the Certificate of Formation, and any amendments thereto, shall at all times be maintained at the principal office of the Company, and upon reasonable notice to the Managing Member (which shall in no event exceed five (5) Business Days prior written notice to the Managing Member), shall be open to the inspection and examination of the Members or their representatives during normal business hours at the principal office of the Company.
8.3    Reports and Statements. For each Fiscal Year, the Managing Member shall send (or cause to be sent) to each Person who was a Member at any time during such Fiscal Year, the information described in Section 3.8 (within the applicable time prescribed for providing such information). In addition, the Managing Member shall send (or cause to be sent) to a Member such other information concerning the Company as reasonably requested by such Member.
8.4    Accounting Expenses. All reasonable out-of-pocket expenses payable to Persons who are not Affiliates of the Managing Member in connection with the preparation of financial statements and federal and local tax and information returns required to implement the provisions of this Agreement or required by any governmental authority with jurisdiction over the Company shall be borne by the Company as an ordinary Operating Expenditure.
8.5    Cash Account. The Managing Member may hold the Company’s deposits in one or more accounts of the Company in one or more financial institutions selected by the Managing Member. In no event shall funds of the Company be commingled with funds of any other Person.
8.6    Tax Audit Person.
(a)    The HHC Member shall be, (i) for any fiscal year of the Company in which, and to the extent that, the provisions contained in Subchapter C of Chapter 63 of the Code, as amended prior to 2015 but as originally enacted in 1982 (the “TEFRA Rules”), apply to the Company, the “tax matters partner” of the Company for purposes of section 6231(a)(7) of the Code, or (ii) for any fiscal year of the Company in which, and to the extent that, the provisions of Subchapter C of Chapter 63 of the Internal Revenue Code of 1986, as amended by the “Bipartisan Budget Act of 2015” (the “Post-TEFRA Rules”) apply to the Company, the “partnership representative,” as such term is defined in section 6223(a) of Code (in either such capacity, the “Tax Audit Person”).
(b)    The HHC Member shall cause the Independent Accountant to prepare, at the Company’s expense, and shall timely file, or cause the timely filing of, all tax returns (including all Schedule K-ls) and shall, on behalf of the Company, timely file, or cause the timely filing of, all other tax filings required by any governmental authority having jurisdiction to require such filing. The HHC Member shall submit the proposed returns to the VS Member for its review and approval no later than twenty (20) days prior to the filing date of the returns. If the VS Member fails to respond within ten (10) Business Days of being furnished the proposed returns, the VS Member shall be deemed to have approved such returns. The Tax Audit Person shall cause the Independent Accountant to deliver all Schedule K-ls to the Members for each Fiscal Year within ninety (90) days after the end of each Fiscal Year; provided, however, that the Independent Accountant shall be required to give each Member a reasonable estimate of their allocable share of Net Profits or Net Losses, as the case may be, for each Fiscal Year as soon as reasonably practicable after the end of each Fiscal Year.
(c)    If the VS Member disagrees with the treatment of any partnership item (within the meaning of section 6231(a)(3) of the Code and Regulations as in effect immediately before the enactment of the Bipartisan Budget Act of 2015) on a tax return of the Company, then the VS Member shall give written notice to Managing Member within ten (10) Business Days of being furnished the proposed returns. If, after good faith consultation, an agreement regarding the treatment of such item cannot be reached within ten (10) Business Days after the receipt of notice, the Company shall seek written advice from a mutually agreed upon independent tax counsel or the Independent Accountant. Such advice shall recommend the treatment which is consistent with the terms of this Agreement, the respective interests of the Members, and for which there exists a more likely than not chance of success if challenged. Such recommended treatment shall be the one reported on the return.
(d)    Without the consent of all Members, no Member shall file an amended return of the Company or a request for an administrative adjustment under section 6227 of the Code, nor shall any Member (other than the Tax Audit Person, as provided herein) commence any administrative or judicial proceeding relating to a return of the Company. If, after good faith consultation, such approval is not provided, no Member shall file such return or request, or commence such proceeding unless a mutually agreed upon independent tax counsel or the Independent Accountant renders an opinion that the more likely than not standard described in (b) above is met for the proposed treatment of the tax items with respect to which such return, request or proceeding relates. Nothing herein shall be construed to prevent a Member from undertaking any administrative or judicial proceeding with respect to its own return.
(e)    Each Member shall notify the other Members upon receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information by United States federal, state, local, or other tax authorities.
(f)    The HHC Member shall, within ten (10) days after the receipt thereof, forward to each Member a photocopy of any material correspondence relating to the Company received from the Internal Revenue Service or any other taxing authority. The HHC Member shall, within ten (10) days thereof, advise each Member in writing of the substance of any conversation affecting the Company held with any representative of the Internal Revenue Service or any other taxing authority.
(g)    For any fiscal year of the Company in which and to the extent that the TEFRA Rules apply, the HHC Member shall have all the authority granted by the Code and Regulations to the “tax matters partner” of the Company, including the authority, but only after- first obtaining the Approval of the Members:

(i)    to enter into a settlement agreement with the Internal Revenue Service which purports to bind Members other than the Tax Audit Person;
(ii)    to file a petition as contemplated in section 6226(a) or section 6228 of the Code or to appeal any judicial decision with respect to such petition;
(iii)    to intervene in any action as contemplated in section 6226(b)(6) of the Code;
(iv)    to file any request contemplated in section 6227(c) of the Code; and
(v)    to enter into an agreement extending the period of limitations for any tax year for federal, state, local or foreign income tax purposes.
(h)    For any fiscal year of the Company in which and to the extent that the Post-TEFRA Rules apply, the HHC Member shall have all the authority granted by the Code and Regulations to the “partnership representative” of the Company, including the authority, but only after first obtaining the Approval of the Members:
(i)    to enter into a settlement agreement with the Internal Revenue Service which purports to bind Members other than the Tax Audit Person with respect to the determination of Company items of income, gain, loss, or deduction at the Company level;
(ii))    to file a petition under section 6226(a) of the Code (as in effect immediately before the enactment of the Bipartisan Budget Act of 2015) for the readjustment of those Company items or to appeal any judicial decision with respect to such petition;
(iii)    to file any request contemplated in section 6227(a) of the Code;
(iv)    to make a timely election under section 6226(a)(1) of the Code (a “Push-Out Election”) with respect to any imputed underpayment for the any reviewed year or years; and
(v)    to enter into an agreement extending the period of limitations for any tax year for federal, state, local or foreign income tax purposes.
(i)    The HHC Member shall defend all tax audits and litigation with respect to the determination of Company items of income, gain, loss, or deduction at the expense of the Company. The HHC Member shall maintain the books, records, and tax returns of the Company in a manner consistent with the acts, elections and steps taken by the Company.
(j)    If an audit of the Company’s tax returns occurs, the HHC Member shall; at the expense of the Company, notify the Members thereof, participate in the audit and contest, and settle or otherwise compromise assertions of the auditing agent which may be adverse to the Company in accordance with this Section 9.6. The HHC Member may, if it determines that the retention of accountants and/or other professionals would be in the best interests of the Company, retain such accountants and/or other professionals to assist in such audits. The Company shall indemnify and reimburse the HHC Member for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses, and damages borne by the HHC Member which were incurred in connection with any administrative or judicial proceeding with respect to any audit of the Company’s tax returns, except to the extent caused by the fraud, gross negligence or willful misconduct of the HHC Member or any of its Affiliates.
(k)    If the HHC Member makes a Push-Out Election, the Company shall timely furnish to the IRS and each person that was a Member of the Company during the reviewed year to which such underpayment relates a statement (the “Section 6226 Statement”) of such Member’s share of any adjustment to income, gain, loss, deduction or credit for the reviewed year, as determined in the final partnership audit adjustment notice (the “FPAA”). To the extent the Members’ respective shares of such adjustments are not determined in the FPAA, the Tax Audit Person shall determine such shares based on the allocations described in Article 7 of this Agreement for the reviewed year, which determination shall be made in the reasonable discretion of the Tax Audit Person. Each Member receiving a Section 6226 Statement with respect to a reviewed year shall timely report and pay such Member’s tax liability imposed by the Code for the Member’s taxable year that includes the date on which the Section 6226 Statement was furnished to the Member, which tax liability shall include the “adjustment amounts” described in section 6226(b)(2) of the Code, including interest determined in the manner and at the underpayment rate specified in section 6226(c)(2) of the Code and any applicable penalties and additions to tax (which are determined at the Company level under sections 6221(a) and 6226(c)(1) of the Code but imposed on the Members). Each such Member shall timely provide to the Company such evidence as the Tax Audit Person shall reasonably require to establish the Member’s compliance with the requirements of section 6226 of the Code.
(l)    No election shall be made by the Company or any Member for the Company to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.
(m)    The Tax Audit Person shall receive no compensation for its services. All third-party costs and expenses incurred by the Tax Audit Person in performing its duties as such (including legal and accounting fees) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm and a law firm to assist the Tax Audit Person in discharging its duties hereunder.
8.7    Tax Elections.
The Company shall make the following elections on the appropriate tax returns:
(a)    upon written request by any Member, make an election under Section 754 of the Code and the Regulations promulgated thereunder to adjust the bases of the Company’s properties under Sections 734 and 743 of the Code;
(b)    elect to deduct the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(c)    elect to deduct the start-up expenditures of the Company as permitted by Section 195(b) of the Code.
ARTICLE 9
SALE OR TRANSFER OF INTERESTS
9.1    General.
(a)    Required Consents. Except as permitted in this Agreement, including the exceptions contained in Section 9.1(b), no Member shall directly or indirectly Transfer or allow any Affiliate or other third party to Transfer, any part or all of its Interest or its share of capital, Net Profits, Net Losses, allocations or distributions hereunder without the prior Approval of the Members. Any attempted Transfer in violation of this Article 9 shall be null and void and of no force or effect. The giving of consent in any one or more instances of Transfer shall not limit or waive the need for such consent in any other or subsequent instances.
(b)    Indirect Transfers. In order to effectuate the purpose of this Section 9.1, each Member agrees that, except as expressly authorized in Section 9.2, no Transfer or other disposition of any stock, partnership interest, limited partnership interest, membership interest, ownership interest, equity interest, or other beneficial interest of any nature (collectively “Equity Interest”) in any Member will be effected directly, or indirectly if the primary purpose of such indirect transfer is to avoid the application of this Section 9.1, unless Approved by the Members; provided, however, that a sale of all or substantially all of the assets of any Affiliate of a Member or any merger or consolidation or acquisition of control of any Affiliate of a Member, or any sale, transfer, disposition, distribution, spin-out, spin-off or other form of transaction similar in purpose by any Affiliate of a Member involving a significant equity interest or substantially all of the assets of any Affiliate of a Member, shall be permitted and will not be deemed to violate any of the provisions of this Article 9. Notwithstanding anything contained in this Agreement to the contrary, any transfer, disposition, redemption or other transaction involving any Transfer of the stock of The Howard Hughes Corporation, or the direct or indirect Transfer of the stock or equity interests of any Affiliate of The Howard Hughes Corporation, other than the HHC Member, shall be permitted and will not be deemed to violate any of the provisions of this Article 9. The exception contained in the foregoing sentence shall not be considered a limitation of, or restriction upon, any other exception to the application of Article 9 contained in this Section 9.1(b).
9.2    Permitted Transfers by the Members.
(a)    Transfers to Affiliates. Notwithstanding the provisions of Section 9.1 to the contrary, upon at least ten (10) days prior written notice to, but without the consent of the other Member (or Members), a Member may from time to time Transfer its Interest, in whole, but not in part, to an Affiliate, or from an Affiliate to the Member or another Affiliate of the Member.
(b)    Assignment Binding on Company. No Transfer of the Interest of a Member permitted to be made under this Agreement shall be binding upon the Company unless and until a duplicate original of such assignment or instrument of transfer, duly executed and acknowledged by the assignor or transferor, has been delivered to the Company, and such instrument evidences (i) the written agreement by the assignee to be bound as a Member by all of the terms and provisions of this Agreement and assumes the rights and obligations of the transferring Member, (ii) the assignee’s representation that such assignment was made in accordance with all applicable laws and regulations, and (iii) the consent to the Transfer of the Interest required pursuant to Section 9.1, if any, was obtained. In addition, a Person to whom a Transfer may be made pursuant to this Article 9 shall, as a condition precedent to its becoming a transferee, make the representations, warranties and covenants set forth in Section 3.2 and any other representations, warranties or covenants as may be reasonably required by the Managing Member to evidence compliance with U.S. federal and state securities laws.
(c)    Substituted Members.
(i)    A Member who Transfers all its Interest pursuant to a Transfer permitted under this Agreement shall cease to be a Member of the Company except that, unless and until a Substituted Member is admitted in its stead, the assigning Member shall not cease to be a Member of the Company under the Act and shall retain the rights, powers and obligations of a Member hereunder (including the right to vote or to give any approval as a Member), provided that such assigning Member may, prior to the admission of a Substituted Member, Transfer its Economic Interest in the Company, to the extent otherwise permitted under this Article 9. Any Person who is a transferee of any of the Interest of a Member and who has satisfied the requirements of Article 9 shall become a. “Substituted Member” only when the conditions set forth in this Article 9 are satisfied and such assignee shall have paid all reasonable filing and other costs in connection with the substitution as a Member. Any Person who is a transferee of any of the Interest of a Member and who does not become a Substituted Member shall have and receive only the economic interests in its Interest and shall have no other rights or powers of a Member under this Agreement, including no right to vote or to give any approval as a Member.
(ii)    Any Person who is a transferee of any of the Interest of a Member but who does not become a Substituted Member and desires to make a further Transfer of any such Interest, shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Member desiring to make a Transfer of its Interest.
(d)    Acceptance of Prior Acts. Any Person who becomes a Member, by becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.
(e)    Additional Limitations. Notwithstanding anything else contained herein to the contrary:
(i)    no Transfer of the Interest of a Member in the Company shall be made, and any Member shall have the right in its reasonable discretion to prohibit and may refuse to accept any Transfer, unless (A) if required by such Member, the assignor in such Transfer shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company to the effect that registration is not required under the Securities Act in respect of such Transfer; (B) such Transfer does not violate any applicable federal or state securities, real estate syndication, or comparable laws; (C) such Transfer does not cause the Company to be a “publicly traded partnership” under the Code; and (D) such Transfer will not be subject to, or such Transfer, when aggregated with prior Transfers in accordance with applicable law will not result in the imposition of, any state, city or local transfer taxes, including any transfer gains taxes, unless the assignor pays such taxes;
(ii)    no Transfer of the Interest of a Member in the Company, or of any direct or indirect interest in a Member, shall be made if such Transfer will cause a default under any Indebtedness of the Company (unless any required consents are obtained from the applicable lender);
(iii)    no Transfer of any direct or indirect interest in a Member shall be made, and any Member shall have the right in its reasonable discretion to prohibit and may refuse to accept any Transfer, except Transfers that are permitted under Section 9.1(b) or Section 9.2(a); and
(iv)    no Transfer of the Interest of a Member shall be made to any Person who is not a United States citizen or an Entity that was' not created under the laws of the United States or any political subdivision thereof, without the prior written consent of the other Member.
9.3    Restraining Order; Specific Performance.
(a)    Restraining Order. If a Member shall at any time Transfer or attempt to Transfer its Interest or part thereof in violation of this Agreement, then the other Members shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Transfer and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will likely be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning Transfer set forth in this Agreement.
(b)    Specific Performance and other Remedies. The parties declare that it is impossible to measure in money the damages which will accrue to a Member by reason of the failure of the other Member to perform any of its obligations arising under Sections 9.1 or 9.2, beyond the applicable notice and cure periods set forth in Section 9.1. Accordingly, if the non- Breaching Member shall institute any action or proceeding to seek specific performance of the provisions of Sections 10.1 or 10.2, the Breaching Member and any other Person against whom such actions or proceedings may be brought hereby waives the claim or defense that such Person has an adequate remedy at law, and no Person shall in any action or proceeding put forward the claim or defense that such remedy at law exists. The foregoing shall in no way limit the rights and remedies available to the non-Breaching Member under Section 10.1.

ARTICLE 10
DEFAULT, WINDING UP AND TERMINATION
10.1    Events of Default. For purposes of this Article 10, the occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder on the part of the Member with respect to whom such event occurs (“Breaching Member”):
(a)    the failure of a Member to make any Capital Contribution or Additional Capital Contribution on the applicable Due Date;
(b)    the violation or breach by a Member of any of the restrictions or obligations set forth in Article 9 of this Agreement, which violation or breach is not cured within ten (10) days after written notice of same is sent to such Member; and
(c)    a breach by a Member of any representation or warranty having a material adverse effect on the Company which is not cured within thirty (30) days after receiving written notice thereof from another Member (or, if such breach is susceptible to cure but cannot be cured during such thirty (30) day period, failure to diligently and continuously pursue a cure at any time thereafter before such breach is cured, up to but not in excess of ninety (90) days after receiving written notice thereof from such other Member).
Notwithstanding the foregoing, in the case of any breach of this Agreement, including a breach that constitutes an Event of Default, the non-breaching party shall have the right to pursue any or all of its rights and remedies under this Agreement, at law or in equity.
10.2    Causes of Winding Up and Termination. Except as set forth in Article 9 and this Article 10, no Member shall have the right to, and each Member hereby agrees not to, withdraw from the Company,.and not to dissolve, wind up, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Company, except as provided in this Agreement, and no Member at any time shall have the right to petition or to take any action to subject the Company’s assets or any part thereof, including the Project, or any part thereof, to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding. The Company shall be wound up and terminated only upon the earliest occurrence of any of the following dates or events:
(a)    an Event of Default occurs as provided in Section 10.1 and the Non- Breaching Member elects to wind up the Company as provided in Section 10.3(d) hereof;
(b)    a winding up of the Company is approved by both of the Members;
(c)    the sale or other final disposition of the Market (or substantially all of the Market’s assets) by the Company and the collection of all amounts derived from such sale or sales (including all amounts payable to the Company under any promissory notes or other evidences of indebtedness);
(d)    the termination of the Management Agreement for any reason; or
(e)    the entry of a decree of judicial dissolution under the Act.

10.3    Liquidation. Upon winding up of the Company and in accordance with the Act, the Liquidator shall proceed with the winding up of the Company and shall distribute the liquidation proceeds and remaining assets of the Company in the following order of priority:
(a)    To creditors of the Company (including, if applicable, Members who have made permitted loans to the Company Approved by the Members), if any, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and other than liabilities to Members for distributions;
(b)    To the setting up of any reserve which the Managing Member (or the Liquidator, where applicable) shall reasonably deem advisable to provide for any contingent or unforeseen liabilities or obligations of the Company; and
(c)    The balance remaining, if any, to the Members in accordance with the provisions set forth in Section 5.1(b). All distributions pursuant to this Section 10.2 or Section 10.2 shall be made in accordance with Regulations Section 1.704-l(b)(2)(ii)(b)(2), including the timing requirements thereof.
10.4    Distributions in Kind. In the event that at the time of liquidating distributions any portion of the Project is available for distribution to the Members pursuant to Section 10.4(c), then the Members shall negotiate in good faith to determine an equitable partition of the Project owned by the Company and the valuation of each partitioned portion thereof. If after a period of ninety (90) days, the Members are unable to agree on a plan of partition and the valuation of the partitioned parcels of the Project, then it shall not be distributed in kind but rather shall be marketed and sold by the Liquidator and the net proceeds from such sale(s) distributed in accordance with this Agreement. If the Members are able to agree on a plan of partition, the Project shall be transferred and conveyed to the Members or their assignees pursuant to such plan. Immediately prior to any property distribution, the Capital Accounts shall be adjusted as if the Project was sold for the agreed Gross Asset Value thereof immediately before such distribution and the Net Profits, Net Losses and items thereof allocated in accordance with Article 6. Any Company property distributed in kind shall be subject to such liens, encumbrances and restrictions as affect such Company properties on the date of distribution as agreed to pursuant to the agreed plan of partition.
ARTICLE 11
MISCELLANEOUS PROVISIONS
11.1    Notices. Any notices, requests, demands or other communications herein required or permitted to be given shall be in writing and may be personally served or sent by facsimile, mail or overnight courier and shall be deemed to have been given to the Members as follows: if personally served, when served; if by facsimile, upon transmission thereof to the proper number with confirmation of transmission on the sender’s machine; if mailed, on the third Business Day after deposit in first class mail with postage pre-paid and properly addressed; or if by overnight courier, when received. Any notice sent by facsimile after 5:00 p.m. New York, New York time on a Business Day shall be deemed received on the next Business Day. For purposes of notices, the addresses of the parties hereto shall be as follows:

If to HHC Member:
HHC Seafood Market Member, LLC
c/o The Howard Hughes Corporation
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Attention:    General Counsel
Facsimile:    (214) 790-4481
Email:
If to the VS Member:
c/o Phil Suarez
101 W. 23rd Street, Box 350
New York, NY 10011
with a copy to:
Golenbock Eiseman Assor Bell & Peskoe LLP
711 Third Avenue
New York, NY 10017
Attention: Lawrence R. Haut, Esq.
Each party covenants and agrees that simultaneously with sending any notice pursuant to this Section 11.1 it will use good faith efforts to send a copy of such notice to the addressee thereof by email, at the email address set forth above or such other email address as a party may designate in writing given to the other parties pursuant to this Section 11.1; provided that in no event shall any notice sent by email be effective as a notice under this Agreement, and the failure of any party to deliver any notice pursuant to email shall not affect the validity of any notice that is sent pursuant to this Section 11.1.
11.2    Execution and Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereunder had signed the same document, All counterparts shall be construed together and shall constitute one agreement.
11.3    Governing Law, Successors, Severability. This Agreement and the relative rights of the parties to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof. This Agreement shall bind and inure to the benefit of the heirs, executors, legal representatives, successors and permitted assigns of the parties hereto. If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.
11.4    Entire Agreement. This Agreement executed by the Members constitutes the final and entire agreement among the parties and supersedes any prior agreement or understandings among them, oral or written, all of which are hereby canceled and terminated. Except as expressly provided in this Agreement, the provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or prior course of dealings. The Members have not relied on any statement, representation, or warranty other than those expressly contained in this Agreement. There are no conditions precedent to this Agreement other than those expressly stated in this Agreement. This Agreement may be amended only with the agreement of both Members.
11.5    No Waiver. The failure of any Member to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.
11.6    Public Announcements. No public announcements regarding the subject matter of this Agreement shall be made by any Member without the prior, written consent of the other Member (except and to the extent any such disclosure may be required by law, provided in such case prior or contemporaneous notice of such disclosure shall be given to the other Member). Any press release and other public notice to be released by a Member hereto disclosing the consummation of the transactions contemplated hereby shall first be submitted to the other Member for review and comment, and the requesting -Member shall reasonably cooperate in addressing the concerns of the other Member with respect to the nature and content of such disclosure (except and to the extent any such disclosure may be required by law).
11.7    Construction of Agreement. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Members participated equally in the drafting of the same. Further, each Member has been represented by legal counsel in connection with the drafting and negotiation of this Agreement and the other agreements referred to herein. Consequently, the Members acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.
11.8    Statutory Provisions. Any statutory reference in this Agreement shall include a reference to any successor to such statute and/or revision thereof.
11.9    Waiver of Partition. Each party does hereby waive any right to partition or the right to take any other action which might otherwise be available to such party for the purpose of severing such party’s interest in any property held by the Company from the interests of other- Members until the end of the term of both this Company and any successor entity formed pursuant to the terms hereof.
11.10    Time of the Essence. In determining the time any performance is due by a party under the terms of this Agreement, time is of the essence.
11.11    Consent to Jurisdiction. Each of the Members, the Managing Member and the Company hereby consents to the personal jurisdiction of the federal and state courts of the State of New York, located in New York County, New York, and agree that service of process may be made upon each Member, the Managing Member, or the Company, as applicable, by certified mail, return-receipt requested, or in any other manner permitted by law. In connection with this Agreement, none of the Members, the Managing Member or the Company shall assert that any action brought in any court in New York County, New York, is an action that is being brought in an inconvenient forum, or otherwise make any objection to venue or jurisdiction.
11.12    Attorney’s Fees and Court Costs. In the event that any Member, the Managing Member or the Company brings or commences litigation or other action or proceeding to enforce any of the terms of this Agreement, in addition to any other remedies or damages that may be available, the predominantly prevailing party in such action also shall be entitled to recover from the non-prevailing party (or parties), and shall be paid by the non-prevailing party (or parties), a reasonable sum in respect of any attorneys’ fees (based upon hours actually worked at standard hourly rates) and court costs incurred by such predominantly prevailing party in connection with any such action or proceeding, in each case, as determined by the applicable court in such action or proceeding.
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IN WITNESS WHEREOF, this Agreement is executed effective as of date first above written.

HHC SEAFOOD MARKET MEMBER, LLC, a
Delaware limited liability company

By:	/s/ Peter F. Riley
Name:	Peter F. Riley
Title:	Secretary

VS-FULTON SEAFOOD MARKET LLC,
a Delaware limited liability company

By:	/s/ Jean-Georges Vongerichten
Name:	Jean-Georges Vongerichten
Title:	Authorized Signatory